FOR IMMEDIATE RELEASE
Date: January 30, 2007
CONTACT: Paul Zogas, President (708) 598-9400
MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 2nd QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND
     BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”) the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended December 31, 2006 totaled $171,000, or $0.46 per diluted share, compared to net income of $253,000, or $0.68 per diluted share, for the quarter ended December 31, 2005. Net income for the six months ended December 31, 2006 totaled $393,000, or $1.05 per diluted share, compared to net income totaling $527,000, or $1.42 per diluted share, for the six months ended December 31, 2005.
     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.24 per share for the quarter ended December 31, 2006. The dividend will be payable February 19, 2007 to shareholders of record as of February 9, 2007.
     Annualized return on average assets and annualized return on average equity during the quarter ended December 31, 2006 were .55% and 5.08%, respectively compared to .76% and 7.84%, respectively, for the comparable prior year quarter. For the six months ended December 31, 2006, annualized return on average assets and annualized return on average equity were .62% and 5.84%, respectively, compared to .78% and 8.20%, respectively, for the six months ended December 31, 2005.
     Net interest income decreased $105,000 to $1.18 million in the quarter ended December 31, 2006 as compared to the prior year quarter. The decrease in net interest income is primarily attributed to a decrease in interest rate spread to 3.58% for the quarter ended December 31, 2006 from 3.82% for the prior year period. The average balance of interest earning assets also decreased by $6.5 million to $120.0 million compared with the prior year period.
     For the six months ended December 31, 2006 net interest income decreased $168,000 to $2.43 million. The decrease in net interest income in the current six month period was also primarily the result of a decrease in interest rate spread to 3.67% compared to 3.80% in the prior year period.
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     Non-interest income decreased $10,000 to $192,000 in the quarter ended December 31, 2006 as compared to the prior year quarter. The primary factors for the decrease in non-interest income were an $18,000 decrease in loan fees and service charges and a $32,000 decrease in deposit related fees offset by a $24,000 recovery of data communication charges billed in error and a $15,000 increase in gain on the sale of loans. The decrease in loan fees and service charges is attributed to a decrease in loan origination activity compared to the prior year quarter.
     For the six months ended December 31, 2006 non-interest income decreased $78,000 to $389,000 from $467,000 in the prior year period. The primary factors for the decrease in non-interest income were a $69,000 decrease in loan fees and service charges and a $51,000 decrease in deposit related fees offset by a $32,000 increase in profit on the sale of loans and the $24,000 recovery of data communication charges, discussed above. Non-interest income was increased in the prior year period as a result of a $16,000 gain from additional proceeds received in the prior year period on the sale of Midland Federal’s investment in Intrieve, Incorporated.
     Non-interest expense increased $9,000 to $1.1 million in the quarter ended December 31, 2006 as compared to the prior year quarter. The increase in non-interest expense is primarily the result of an $8,000 increase in computer software and support expense and a $7,000 increase in office occupancy expense offset by a $4,000 decrease in staffing costs.
     For the six months ended December 31, 2006 non-interest expense decreased $42,000 to $2.23 million compared with the prior year period. The primary factors for the decrease in non-interest expense in the current six month period were a $21,000 decrease in staffing expense, a $12,000 decrease in computer software and support expense, a $9,000 decrease in data processing fees and a $7,000 decrease in professional fees offset by a $20,000 increase in office occupancy expense. The decrease in staffing expense is primarily attributed to a $23,000 decrease in loan origination commissions due to a decrease in lending volume and a $24,000 decrease in payroll expenses, offset by a $26,000 increase in the cost of employee benefits.
     Non-performing assets were .42% of total assets at December 31, 2006 and consisted of $527,000 in non-performing loans compared to $327,000 in non-performing loans, or .25% of total assets, at June 30, 2006. The allowance for loan losses increased $6,000 during the six months ended December 31, 2006 due to net recoveries and amounted to $422,000, or 0.47% of total loans, at December 31, 2006. The Company made no loan loss provisions during the six months ended December 31, 2006. At December 31, 2006 the Company’s ratio of allowance for loan losses to non-performing loans was 80.07% compared to 127.27% at June 30, 2006.
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     At December 31, 2006 the Company’s assets totaled $125.0 million, compared to total assets of $130.8 million at June 30, 2006. Net loans receivable declined $4.0 million to $88.6 million at December 31, 2006. Total deposits declined $6.0 million to $110.0 million at December 31, 2006 from $116.0 million at June 30, 2006. The net decrease in deposits is primarily attributed to increased competition for deposit accounts in the current interest rate environment.
     Stockholders’ equity in the Company totaled $13.6 million at December 31, 2006 resulting in a book value per common share of $36.50 based upon 372,600 shares outstanding. At December 31, 2006 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 8.95% and a risk-based capital ratio of 21.04%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.
(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL CONDITION DATA:	December 31, 2006	June 30, 2006
	(Unaudited)
Total assets	$125,027,415	130,817,349
Loans receivable, net	88,562,230	92,544,573
Mortgage-backed securities	1,573,917	1,684,228
Cash and cash equivalents	9,435,543	11,259,904
Investment securities	21,053,125	21,021,975
Deposits	109,972,501	115,971,229
Stockholders’ equity	13,599,739	13,296,084

PER SHARE DATA:
Book value per common share at period end	$36.50	$35.68

SELECTED ASSET QUALITY RATIOS:
\Non-performing loans to loans receivable, net	60%	.35%
Non-performing assets to total assets	.42%	.25%
Allowance for loan losses to non-performing loans	80.07%	127.27%
Allowance for loan losses to total loans	.47%	.45%

SELECTED OPERATIONS DATA (Unaudited):	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Total interest income	$1,693,113	1,674,045	3,440,862	3,368,170
Total interest expense	515,178	390,907	1,007,852	767,106

Net interest income	1,177,935	1,283,138	2,433,010	2,601,064
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	1,177,935	1,283,138	2,433,010	2,601,064

Non-interest income	192,044	202,019	389,449	467,340
Non-interest expense	1,110,310	1,101,230	2,227,578	2,269,554

Income before income taxes	259,669	383,927	594,881	798,850
Income tax expense	88,183	130,535	202,155	271,609

Net income	171,486	253,392	392,726	527,241

PER SHARE DATA:
Earnings per basic share	$.46	.68	1.05	1.42
Earnings per diluted share	$.46	.68	1.05	1.42
Dividends declared per common share	$.24	.22	.48	.44

SELECTED OPERATING RATIOS:
Annualized return on average assets	.55%	.76%	.62%	.78%
Annualized return on average equity	5.08%	7.84%	5.84%	8.20%
Annualized operating expenses to average total assets	3.55%	3.32%	3.53%	3.36%
Interest rate spread during the period	3.58%	3.82%	3.67%	3.80%
Net interest margin	3.92%	4.06%	4.01%	4.03%
Average interest-earning assets to average interest-bearing liabilities	120.13%	119.21%	120.17%	119.45%